Ohr Pharmaceutical, Inc. 8-K

EXHIBIT 99.1

Ohr Pharmaceutical Announces Agreement to Acquire Technology Assets of SKS Ocular

•	Transaction Expands Ohr’s Pipeline to Include Multiple New Drug Candidates in Ophthalmology

•	Provides Ohr with Proprietary Sustained Release Drug Delivery Platform for Ocular Drugs

•	Upfront Purchase Price Payment of $3.5 Million in Cash, 1,194,682 shares of Ohr Common Stock Plus Contingent Development Milestones

•	Drs. Jason S. Slakter, Glenn L. Stoller and Peter K. Kaiser to Join Ohr Management Team

•	Conference call today at 5:00 pm Eastern/2:00 pm Pacific

NEW YORK, New York – May 15, 2014 – Ohr Pharmaceutical, Inc. (NasdaqCM: OHRP), a pharmaceutical company focused on the development of novel therapeutics for large unmet medical needs, today announced that it has entered into a definitive agreement with privately held SKS Ocular LLC and its affiliate SKS Ocular 1 LLC (“SKS Ocular”) to acquire SKS Ocular’s ophthalmology assets. The transaction will provide Ohr Pharmaceutical with a proprietary, patent protected, sustained release technology platform under development as well as a pipeline of pre-clinical sustained release drug product candidates that address unmet medical needs in glaucoma, retinal disease and other ophthalmic indications. The lead development program is currently being pursued under a research collaboration with a large global pharmaceutical company. As part of the agreement, Ohr will also gain a strong research and development team and a state of the art research laboratory in San Diego, CA. The transaction is expected to close by the end of May.

Under the terms of the agreement, in exchange for substantially all the assets of SKS Ocular, Ohr will make an upfront payment of $3.5 million in cash and 1,194,862 shares of Ohr common stock. In addition, SKS Ocular will be eligible to receive up to 1,493,578 additional shares of Ohr common stock in contingent milestone payments. These payments will be made if the acquired platform and pipeline drug candidates are successful in meeting certain specified development and regulatory goals within a specified time frame. SKS Ocular will also be entitled to receive a portion of any cash payments to Ohr from further collaboration with the large global pharmaceutical company on the lead development program, up to a maximum of $5 million.

SKS Ocular is a biopharmaceutical company that is developing a sustained release technology platform to develop best-in-class drug formulations for ocular disease. The SKS Ocular sustained release technology contributed to Ohr employs micro fabrication techniques to create nano and microparticle drug formulations that can provide sustained and predictable release of a therapeutic drug over a 3 – 6 month period. There are four active pipeline programs underway in glaucoma, steroid induced glaucoma, allergic conjunctivitis and protein delivery. The technology was designed to circumvent many of the challenges associated with current drug delivery technologies to deliver drugs including small molecules and biologics for extended durations. It can be applied via multiple ocular delivery routes.

“We are very excited to be acquiring SKS Ocular’s technology, which we see as complementary to our efforts to develop and commercialize Squalamine Eye Drops for retinal disease,” stated Dr. Irach Taraporewala, Chief Executive Officer of Ohr Pharmaceutical. “This acquisition is a continuation of our strategy to build out a robust pipeline with novel, innovative delivery technologies. Our expanded pipeline now includes both early and late stage clinical assets that address multi-billion dollar market opportunities for retinal disease, glaucoma, and other ocular indications.”

“Our decision to join Ohr has been driven both by our conviction of their ability to leverage our technology platform and also by the high value we see in the Squalamine eye drop program,” stated Dr. Jason Slakter, cofounder of SKS Ocular and upon closing, the Chief Medical Officer of Ohr Pharmaceutical. “We look forward to taking an active role in managing the Squalamine clinical trials, in addition to advancing the pipeline of drug candidates we created. We are very pleased to become part of a company that shares our commitment to improving the lives of patients suffering from ocular disease.”

Additions to Management

On closing of the transaction, three of the cofounders of SKS Ocular will be appointed to senior management positions at Ohr Pharmaceutical. Drs. Jason S. Slakter and Glenn L. Stoller will be appointed to the newly created positions of Chief Medical Officer and Chief Scientific Officer at Ohr, respectively. Dr. Slakter is also expected to join Ohr’s Board of Directors in the near future. Dr. Peter K. Kaiser, third cofounder of SKS Ocular, will serve as Senior Vice President of Product Development. “As cofounders and senior managers at SKS Ocular, Drs. Slakter, Stoller, and Kaiser have built a strong pipeline of pre-clinical drug candidates to treat ophthalmic indications,” said Dr. Taraporewala. “In addition to being well respected physicians, they each have extensive experience in the development, regulatory approval and commercialization of pharmaceutical products to treat eye diseases.”

Glaucoma Lead Development Program

SKS Ocular has an ongoing collaboration with a large global pharmaceutical company to develop a new formulation of a therapeutic agent that allows for a 3-month release profile following a single administration into the subconjuctival space. If successful, this approach could potentially result in a significant improvement in glaucoma treatment where the current standard of care is frequent topical, patient administered medications. It has been well established from multiple studies that the single greatest reason for treatment failure in glaucoma today is lack of compliance with medication due to the nature of the disease. Unlike retinal disease where patients, due to clearly evident visual symptoms and vision loss, are highly motivated to be compliant with therapy, glaucoma is typically asymptomatic until late in the disease process and thus compliance is a significant issue. A physician administered drug with a requirement for injections at intervals of several months would greatly improve patient compliance and could have a significant impact on reducing loss of vision from glaucoma.

Additional Programs

The SKS Ocular pipeline also includes sustained release formulations of small molecule and protein therapeutics for the treatment of ocular diseases, including steroid induced glaucoma, allergies, and retinal disease. These indications represent unmet medical needs in ophthalmology and have the potential to fundamentally alter the current market and change the treatment paradigm for ocular disorders.

SKS Ocular’s Drug Delivery Platform

The SKS Ocular sustained release technology employs a hydrogel template approach to prepare nano or microparticles of predefined size and shape and with homogeneous size distribution. The size of the particles can be adjusted, providing flexibility in controlling the size and release rate in drug delivery formulations. The drug loading capacity is much higher than that achieved by conventional methods (30% or higher), with a controlled initial burst release of drug that is minimal. Simplicity in processing makes the hydrogel template method useful for scale-up manufacturing of particles. The technology has significant advantages over currently available microparticle drug delivery systems prepared by emulsion methods. The limits of emulsion technology include low drug loading capacity (usually much less than 10% of the total weight) and often significant initial burst release of a drug. This technology platform is adaptable to multiple routes of ocular delivery.

Conference Call & Webcast

Thursday, May 15, 2014 @ 5 pm Eastern Time / 2 pm Pacific Time

Domestic:	877-407-0789
International:	201-689-8562
Webcast:	“Investor Relations” page of www.ohrpharmaceutical.com

Replays available until May 29, 2014
Domestic:	877-870-5176
International:	858-384-5517
Replay PIN:	13582752

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical Inc. (OHRP) is a research and development company with a primary focus in ophthalmology. The Company’s lead product, Squalamine, is currently being studied as an eye drop formulation in several company sponsored and investigator sponsored Phase 2 clinical trials for various back-of-the-eye diseases, including the wet form of age related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. Ohr is also developing OHR/AVR118 for the treatment of cancer cachexia. Additional information on the Company can be found at found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: ☐ This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr’s most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Rice
(877) 215-4813	646-597-6987
ir@ohrpharmaceutical.com	mrice@lifesciadvisors.com